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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    Fernandez,    Claude                          W.P. Carey & Co. LLC ("WPC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
       5 Forest Lake Drive                        Person, if an entity       May 2001           ----        title ---       below)
---------------------------------------------     (voluntary).            -------------------               below)
                 (Street)                                                                              Managing Director --
                                                                                                         Financial Operations
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
  West Harrison,    NY             10604         ###-##-####                                     ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Ownership Form:
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    Direct (D) or
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Indirect (I)
                                               (Instr. 8)                                End of Month        (Instr. 4)
                                  (Month/                                                (Instr. 3 and 4)
                                   Day/   ---------------------------------------
                                   Year)  Code    V      Amount   (A) or    Price
                                                                  (D)


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Common Stock                     5/11/01   F             4,875     D        $19.99             232,862           D
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Common Stock                     5/11/01   F               150     D        $19.99             232,862           D
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Common Stock                     5/11/01   F             1,800     D        $19.99             232,862           D
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Common Stock                     5/11/01   S(1)          5,150     D        $19.80             232,862           D
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Common Stock                     5/11/01   M            17,741     A        $ 7.69             232,862           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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


                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed     (Month/Day/                            Secur-
                             ative        Year)                  of (D) (Instr.    Year)                                ity
                             Security                             3, 4, and 5)                                          (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Option  (2)                  $7.69        5/11/01     X                17,741  4/1/01  4/1/09     Common  17,741
                                                                                                   Stock
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
1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Securities
                                Owned at End            Beneficially Owned
                                of Month                at End of Month
                                (Instr. 4)              (Instr. 4)

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Option                          42,132                  D
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
Explanation of Responses: (1) Disposition to cover tax liability resulting from options exercise.
                          (2) The options vest in three equal annual
                              installments beginning April 1, 2001

   /s/ Claude Fernandez            6/8/2001
   ------------------------------- --------
   **Signature of Reporting Person   Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional misstatements or omissions of facts constitute Federal
             Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.